Exhibit 99.1

    Perma-Fix Reports Record Revenue and Net Income for the Third Quarter;
                       Net Income Increases 167 Percent

    ATLANTA, Nov. 4 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE) (Germany: PES.BE) today announced revenues of $25.5 million for the quarter ended September 30, 2003, compared with revenues of $24.2 million for the quarter ended September 30, 2002. Net income for the quarter was approximately $4.0 million, or $.12 per share, compared with net income of $1.5 million, or $.04 per share for the quarter ended September 30, 2002.
    Results reflect a change in accounting estimate within the nuclear segment, whereby the percentage of completion methodology for revenue recognition was refined. The impact of the new accounting estimate was a deferral of approximately $3.8 million in revenue and $1.0 million in net income or $.03 per share for the quarter. The change in estimate had no impact on cash flow.
    The increase in revenues for the quarter ended September 30, 2003, is due to an increase in the industrial segment revenues of approximately
$2.3 million, to $12.2 million, compared with the same period of 2002.
Revenue in
the nuclear segment declined $1.1 million, to $12.5 million, from the same period last year, reflecting the change in accounting estimates.
    For the nine months ended September 30, 2003, consolidated revenues increased to $64.9 million from $63.2 million for the period ended September 30, 2002. Net income for the nine months was $2.3 million, or $.07 per share, compared with net income of $2.2 million, or $.07 per share for the same period in 2002.
    Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, commented, "We experienced a significant improvement in earnings, which we attribute to top-line growth, coupled with careful management of our expenses.
Importantly, our industrial segment showed continued improvement and our nuclear services segment is back on track following the Department of Energy's lockdowns earlier this year. In fact, the nuclear revenues for the quarter would have exceeded the prior year, if not for the change in accounting estimate. In September our facilities received especially strong shipments of mixed waste, accounting for the increase in our accounts receivable, as well as contributing to revenue and cash flow in the fourth quarter. These strong results reinforce the need for investors to measure our performance on an annual versus a quarterly basis."
    Dr. Centofanti continued, "We remain optimistic about the long-term growth opportunities. We are beginning to explore strategic opportunities that may enable us to improve the flow of mixed waste to our facilities. More importantly, we have barely scratched the surface of the untapped multi-billion dollar mixed waste market. Additionally, we are continuing to pursue emerging opportunities to treat chemical-weapon by-products with our new biological water-treatment process."
    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.
    This press release contains "forward-looking statements" which are based largely on the company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to, long-term growth opportunities and the improvement of the flow of mixed waste to our facilities. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, future economic conditions, industry conditions, competitive pressures, the ability of the company to successfully apply its technologies and successfully treat mixed waste, the DOE's failure to abide by or comply with the Oak Ridge contracts or to deliver waste as anticipated. The company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

    Please visit us on the World Wide Web at http://www.perma-fix.com .



    Perma-Fix Environmental Services, Inc.
    Consolidated Statements of Operations
    (Unaudited)
                              Three Months Ended      Nine Months Ended
                                September 30,           September 30,

    (Amounts in Thousands,   2003         2002        2003         2002
     Except for Per
     Share Amounts)

    Net revenues           $25,463      $24,232      $64,890      $63,168

    Cost of goods sold      15,223       16,988       45,071       44,835

      Gross profit          10,240        7,244       19,819       18,333

    Selling, general and
     administrative
     expenses                4,971        4,422       14,137       12,697

      Income from operations 5,269        2,822        5,682        5,636

    Other income (expense):
      Interest income            2            4            7           13
      Interest expense        (744)        (723)      (2,137)      (2,150)
      Interest expense-
       financing fees         (256)        (262)        (814)        (779)
      Other                   (198)        (285)        (253)        (366)

    Net income               4,073        1,556        2,485        2,354

    Preferred Stock dividends  (48)         (48)        (142)        (111)

    Net income applicable
     to Common Stock        $4,025       $1,508       $2,343       $2,243


    Net income per common share:

    Basic                     $.12         $.04         $.07         $.07
    Diluted                   $.11         $.04         $.06         $.06

    Number of shares and
     potential common shares
     used in net income per
     common share:

    Basic                   34,885       34,275       34,764       34,181
    Diluted                 38,247       42,617       39,089       42,992




    PERMA-FIX ENVIRONMENTAL SERVICES, INC.
    CONDENSED CONSOLIDATED BALANCE SHEETS
                                           September 30, 2003     December 31,
                                               (Unaudited)            2002


    ASSETS
    Current assets:
       Cash                                             $194           $212
       Restricted cash                                    20             20
       Accounts receivable, net of allowance
        for doubtful accounts of $1,200 and $1,212    27,236         21,820
       Prepaid expenses and other                      4,230          3,517
         Total current assets                         31,680         25,569

    Net property and equipment                        53,778         49,925
    Permits, net                                      16,666         20,759
    Goodwill, net                                      6,216          6,525
    Finite Risk Sinking Fund                           1,234             --
    Other assets                                       4,875          3,047
         Total assets                               $114,449       $105,825

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
       Accounts payable                               $8,604         $9,759
       Accrued expenses and unearned revenue          15,553         11,706
       Current portion of long-term debt               3,118          3,373
       Total current liabilities                      27,275         24,838

    Other long-term liabilities                        8,070          7,975
    Long-term debt, less current portion              29,492         27,142
         Total long-term liabilities                  37,562         35,117
         Total liabilities                            64,837         59,955

    Commitments and Contingencies                         --             --

    Preferred Stock of subsidiary, $1.00 par value;
    1,467,396 shares authorized, 1,284,730 shares
    issued and outstanding, liquidation value
    $1.00 per share                                    1,285          1,285

    Stockholders' equity:
       Preferred Stock, $.001 par value; 2,000,000
        shares authorized, 2,500 shares issued and
        outstanding                                       --             --
       Common Stock, $.001 par value; 75,000,000 shares
        authorized, 36,274,209 and 35,326,734 shares
        issued, including 988,000 shares held as treasury
        stock, respectively                               36             35
       Additional paid-in capital                     68,142         66,799
       Accumulated deficit                           (17,829)       (20,172)
       Interest rate swap                               (160)          (215)
                                                      50,189         46,447
       Less Common Stock in treasury at cost;
        988,000 shares                                (1,862)        (1,862)
       Total stockholders' equity                     48,327         44,585
       Total liabilities and stockholders' equity   $114,449       $105,825


SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             11/04/2003
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO of Perma-Fix Environmental Services, +1-404-847-9990; or David Waldman or John Nesbett, both of Lippert-Heilshorn & Associates, +1-212-838-3777, or email, dwaldman@lhai.com; or European investor relations, Herbert Strauss, +011-43-316-296-316, or email herbert@eu-ir.com, all for Perma-Fix Environmental Services/
    /Web site:  http://www.perma-fix.com /
    (PESI)

CO:  Perma-Fix Environmental Services, Inc.
ST:  Georgia
IN:  ENV
SU:  ERN